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                                                                    Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Inveresk Research Group, Inc. on Form S-3 of our report dated February 17, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" effective January 1,
2002), appearing in the Annual Report on Form-10-K of Inveresk Research Group, Inc. for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


Yours Truly



/s/ DELOITTE & TOUCHE LLP
    September 12, 2003